Exhibit 99.1

                    Pivotal Announces Third Quarter Results

Signs 26 new customers; 61 existing customers make additional license purchases


Vancouver, BC - April 24, 2003 - Pivotal Corporation (Nasdaq: PVTL; TSX: PVT), the leading provider of customer relationship management (CRM) software for mid-sized enterprises, today announced financial results for its third quarter of fiscal 2003 ended March 31, 2003.

Pivotal's total revenues in the third quarter of fiscal 2003 were $13.1 million compared to $16.1 million in the prior quarter and $17.7 million in the same quarter last year. Revenues from licenses were $3.6 million in the third quarter of fiscal 2003 compared to $7.0 million in the prior quarter and $7.5 million in the same quarter last year. Revenues from services and maintenance were $9.6 million in the third quarter of fiscal 2003, compared to $9.1 million in the prior quarter and $10.2 million in the same quarter last year.

Non-GAAP net loss for the third quarter of fiscal 2003 was $4.1 million or $0.16 per share. This compares with a non-GAAP net loss of $3.1 million or $0.12 per share in the prior quarter and a non-GAAP net loss of $1.8 million or $0.07 per share in the same quarter last year. Net loss under generally accepted accounting principles ("GAAP") for the third quarter of fiscal 2003 was $4.4 million or $0.17 per share, compared with a net loss of $11.8 million or $0.47 per share in the prior quarter and a net loss of $3.4 million or $0.14 per share in the same quarter last year. For a full reconciliation of adjustments between non-GAAP and GAAP financial statements, please see the schedule incorporated into this press release.

Total revenues for the nine months ended March 31, 2003 were $41.5 million compared to $50.5 million for the same period last year. Revenues from licenses for the nine months ended March 31, 2003 were $13.8 million compared to $20.4 million for the same period last year. Revenues from services and maintenance for the nine months ended March 31, 2003 were $27.8 million, compared to $30.1 million for the same period last year.

Non-GAAP net loss for the nine months ended March 31, 2003 was $15.9 million or $0.64 per share, compared to $21.1 million or $0.88 per share for the same period last year. Net loss under generally accepted accounting principles for the nine months ended March 31, 2003 was $25.0 million or $1.00 per share, compared with a net loss of $89.0 million or $3.70 per share for the same period last year.

Continuing Differentiation for Mid-Enterprise Requirements

According to Bo Manning, president and CEO, Pivotal, "Approximately eighteen months ago we began to transform Pivotal into the only CRM vendor purpose-built to address the unique needs of mid-sized enterprises. While the macro environment made this quarter challenging, we continued to enhance our products and make solid strategic and operational advances designed to firmly position Pivotal as the leader in our chosen market segment. "

"We continued our strong expense and working capital management programs as we stay focused on creating profitable operations, and enhancing shareholder value," says Divesh Sisodraker, CFO. "Given the difficulties in the macro environment, we believe that it is prudent to establish a $14 million breakeven point over the next two quarters by transitioning to a partner model in non-profitable markets outside North America, eliminating excess professional services resources, and continuing the process of moving non-core R&D functions to Pivotal India."

Highlights of Pivotal's Progress this Quarter Include:

PRODUCT

     o Completed Pivotal 5 - The most significant product release in the company's history, Pivotal 5 features a revised user interface, a new application for complex solution selling, integrated world-class marketing automation capabilities via Pivotal MarketFirst, and major improvements across the platform to increase usability, enhance speed-to-customization and improve productivity.

     o Achieved Leader quadrant position in Gartner's new CRM Suites for North American MSBs (midsize businesses) Magic Quadrant Report.*

     o    Completed four new releases of our micro-vertical products, including:
          Healthcare 3.0 with increased configurability to significantly reduce customization and an auto-assembled PDF-based proposal package; and three new vertical solutions for Financial Services including Commercial Banking, Asset Management and Private Banking.

OPERATIONS

     o Continued trend of strong customer acquisition by, signing 26 new customers this quarter, bringing Pivotal's total customer count to 1,599. New customers include organizations such as Credit Suisse, Palm Inc, and Asserta Home. Sold to 61 existing customers. Organizations making additional investments in Pivotal included companies such as Pharmacia, Centex Homes, and Bankers Bank.

     o Continued to build partnerships through two new alliances with financial industry consultants Edge Services and Paragon. This focused strategy allows us to target microverticals while expanding our capabilities and offerings in those markets.

     o Executed pilot of FastPath methodology. This program, slated for a full rollout later this quarter, is designed leverage Pivotal's highly flexible application platform to compress the implementation time frame for new deployments to as little as 20 days.

     o Continued to ramp up offshore capabilities in India with recruited headcount at almost 50 employees across research and development, professional services, and technical support.

     o Created the Customer Office to establish a cost effective, single point of contact for Pivotal's customer community. The Office is designed to uncover installed base selling opportunities and create an interactive dialogue to better understand and respond to the needs of customers.

     o Completed planned cost reductions, ended the quarter with almost $24 million in total cash and achieved days' sales outstanding of 44 days, well below the target range of 75-85 days.

Conference Call Details

Third quarter 2003 conference call:

Date:                               Thursday, April 24, 2003
Start Time:                         8:30 a.m. ET (5:30 a.m. PT)
Dial-In Phone Number:               (706) 679-6055
Conference Name:                    Third quarter 2003 earnings conference call

Live Audio Streaming:               http://www.pivotal.com/investor_relations

A replay will be available from 12:00 p.m. ET April 24 through 12:00 p.m. ET May 1, 2003. For callers within the U.S. or Canada, the replay number is 1-800-642-1687. For callers outside the U.S. or Canada, the replay number is
(706) 645-9291. The replay confirmation number for all callers is 9635396. In addition, the replay will be available via our Web site at http://www.pivotal.com/investor_relations for 90 days.


About Pivotal Corporation

Pivotal Corporation is the only CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises - a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,500 companies around the world use Pivotal including:
CIBC, Centex Homes, HarperCollins Publishers, Hitachi Telecom Inc., Premera Blue Cross, Royal Bank of Canada, Southern Company, and Vivendi. Pivotal's complete CRM software suite includes a powerful application platform and capabilities in marketing, sales, service, contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

Non-GAAP Financial Measures

As a supplement to its consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, Pivotal provides additional non-GAAP measures for net loss and net loss per share in its press release. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Pivotal believes that the additional non-GAAP measures are useful to investors for the performance of financial analysis. Management uses these measures internally to evaluate its operating performance and the measures are used for planning and forecasting of the Company's future periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

*CRM Suites for North  American  MSBs:  1H03 Magic  Quadrant,  W. Close. 4 April
2003.

The Magic Quadrant is copyrighted in 2003 by Gartner, Inc. and is reused with permission. Gartner's permission to print or reference its Magic Quadrant should not be deemed to be an endorsement of any company or product depicted in the quadrant. The Magic Quadrant is Gartner's opinion and is an analytical representation of a marketplace at and for a specific time period. It measures vendors against Gartner-defined criteria for a marketplace. The positioning of vendors within a Magic Quadrant is based on the complex interplay of many factors. Gartner does not advise enterprises to select only those firms in the Leaders segment. In some situations, firms in the Visionary, Challenger, or Niche Player segments may be the right match for an enterprise's requirements. Well-informed vendor selection decisions should rely on more than a Magic Quadrant. Gartner research is intended to be one of many information sources including other published information and direct analyst interaction. Gartner expressly disclaims all warranties, express or implied of fitness of this research for a particular purpose.

Forward Looking Statements

Statements made herein and in today's conference call may contain forward-looking information about management's expectations, new strategic objectives, new market segments, business prospects, anticipated financial performance and other similar matters. A variety of factors, many of which are beyond our control, affect the operations, performance and business strategy and results of Pivotal and could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors include, but are not limited to: the severity and duration of adjustment of the market; fluctuations in operating results and general industry, economic and market conditions and growth rates; fluctuations in cash flow, the level of outstanding debt and debt ratings; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of the credit risks of our customers; the sufficiency of our restructuring activities and strategic initiatives, including the potential for higher actual costs to be incurred in connection with restructuring actions and strategic initiatives compared to the estimated costs of such actions or initiatives; the ability to retain and recruit qualified employees; the impact of rationalization or consolidation in the CRM industry; the impact of rapid technological and market change; the impact of price and product competition; the dependence on new product development; stock market volatility; the entrance into contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the non-payment of fees or even damages; uncertain economic conditions, particularly as they affect spending by our prospective customers on CRM and similar enterprise software products; and the future success of our strategic alliances. Other potential risk factors are described in the company's 2002 annual report on Form 10-K, in addition to reports on Form 8-K and form 10-Q, which are available at the SEC's Web site at www.sec.gov. or the Canadian Depository for Securities Web site at www.sedar.com. Pivotal undertakes no responsibility to update or revise any forward-looking statements.

                                      -30-

Investor Contact:

Gordon Neal
Tel: 604/699-8262
Email: investor-relations@pivotal.com

Press Contact:

Leslie Castellani
Tel: 604/699-8151
Email: lcastellani@pivotal.com

(C)2003 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.

                              PIVOTAL CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (Expressed in United States dollars; all amounts in thousands except per share data)
                                   (Unaudited)

                                                  Three months ended              Nine months ended
                                                       March 31,                      March 31,
                                               ------------------------      --------------------------
                                                  2003         2002             2003          2002
                                               ----------- ------------      ------------ -------------
Revenues:
   License                                      $   3,554    $   7,510        $  13,786    $   20,433
   Services and maintenance                         9,581       10,206           27,751        30,111
                                               ----------- ------------      ------------ -------------
        Total revenues                             13,135       17,716           41,537        50,544
                                               ----------- ------------      ------------ -------------

Cost of revenues:
   License                                            332          385            1,485         1,434
   Services and maintenance                         5,003        5,025           15,068        16,888
                                               ----------- ------------      ------------ -------------
        Total revenues                              5,335        5,410           16,553        18,322
                                               ----------- ------------      ------------ -------------
Gross profit                                        7,800       12,306           24,984        32,222

Operating expenses:
   Sales and marketing                              5,414        8,734           21,550        32,614
   Research and development                         4,276        3,636           12,305        13,243
   General and administrative                       1,999        2,060            6,424        10,046
   Restructuring costs and other charges                -            -            8,596 (1)    51,429 (2)
   Amortization of goodwill and intangible
    assets                                            270        1,593              446        14,563
                                               ----------- ------------      ------------ -------------
        Total operating expenses                   11,959       16,023           49,321       121,895

Loss from operations                               (4,159)      (3,717)         (24,337)      (89,673)

Interest and other income (loss)                     (174)         345             (447)        1,044

Loss before income taxes                           (4,333)      (3,372)         (24,784)      (88,629)

Income taxes                                           18           (8)             197           326
                                               ----------- ------------      ------------ -------------

Net loss                                        $  (4,351)   $  (3,364)       $ (24,981)   $  (88,955)
                                               =========== ============      ============ =============

Loss per share:
   Basic and diluted                            $   (0.17)   $   (0.14)       $   (1.00)   $    (3.70)
                                               =========== ============      ============ =============

Weighted average number of shares used to
 calculate loss per share:
  Basic and diluted                                25,478       24,075           24,982        24,022
                                               =========== ============      ============ =============

=======================================================================================================

Non-GAAP net loss and net loss per share:

   GAAP earnings reported above                 $  (4,351)   $  (3,364)       $ (24,981)   $  (88,955)
   Add back:
     Restructuring costs and other charges      $       -    $       -        $   8,596    $   51,429
     Amortization of goodwill and acquired
        intangibles                                   270        1,593              446        14,563
     Additional provision for doubtful
        accounts receivable                             -            -                -         1,901
                                               ----------- ------------      ------------ -------------
                                                      270        1,593            9,042        67,893

   Non-GAAP net loss                            $  (4,081)   $  (1,771)       $ (15,939)   $  (21,062)
                                               =========== ============      ============ =============
   Non-GAAP basic and diluted net loss
     per share                                  $   (0.16)   $   (0.07)       $   (0.64)   $    (0.88)
                                               =========== ============      ============ =============
   Weighted average number of shares
     outstanding
        Basic and diluted                          25,478       24,075           24,982        24,022
                                               =========== ============      ============ =============

Notes to Statements of Operations

(1) Restructuring costs and other charges for the nine month period ended March 31, 2003 includes $3.3 million for employee severance costs, $4.8 million for excess facilities and equipment lease costs, and $0.5 million for write downs of leasehold improvement sand furniture related to excess facilities.

(2) Restructuring costs and other charges for the nine month period ended March 31, 2002 includes $3.2 million for employee severance costs, $10.6 million for excess facilities and asset impairments, $4.7 million for contract settlement costs, and $33.0 million for the impairment in value of recorded goodwill and other purchased intangible assets.

                              PIVOTAL CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
         (Expressed in United States dollars; all amounts in thousands)

                                                        31-Mar-03               30-Jun-02
ASSETS                                                -------------           -------------
                                                       (unaudited)
Current Assets
  Cash & short term investments                           23,875                   41,283
  Accounts receivable                                      6,379                   11,100
  Prepaid expenses and other                               2,464                    2,546
                                                      -------------           -------------
Total current assets                                      32,718                   54,929

Property and equipment, net                                3,486                    4,201
Goodwill, acquired intangibles and other assets, net      11,858                    9,515
                                                      -------------           -------------
Total assets                                           $  48,062                $  68,645
                                                      =============           =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Accounts payable and accrued liabilities             $  14,697                $  16,414
  Current portion of accrued restructuring costs           4,549                    2,296
  Deferred revenue                                        12,296                   12,327
  Current portion of obligations under capital leases
    and long-term debt                                       496                      320
  Current portion of restructuring costs assumed on
    acquisition                                            1,491                        -
                                                      -------------           -------------
Total current liabilities                                 33,529                   31,357

  Non-current portion of accrued restructuring costs       3,242                    3,082
  Non-current portion of obligations under capital
    leases and long-term debt                                 76                      423
  Non-current portion of restructuring costs assumed
    on acquisition                                           726                        -

Shareholders' equity                                      10,489                   33,783
                                                      -------------           -------------
Total liabilities and shareholders' equity             $  48,062                $  68,645
                                                      =============           =============